Exhibit 99.4
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated balance sheet as of December 31, 2016, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016, are based on the historical financial statements of Hooper and Provant after giving effect to the Merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying note. The unaudited pro forma consolidated financial information also gives effect to the financing and issuance of shares of Hooper common stock.
The unaudited pro forma consolidated balance sheet gives pro forma effect to the Merger as if it had occurred on December 31, 2016. The unaudited consolidated pro forma statement of operations gives effect to the Merger as if it had occurred on January 1, 2016. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated. The unaudited consolidated financial information does not purport to represent consolidated balance sheet data or consolidated statement of operations data or other financial data as of any future date or any future period.
The Merger has been accounted for as a business combination which requires one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. Hooper will be treated as the acquiring entity for accounting purposes. In identifying Hooper as the acquiring entity, the companies took into account the ownership structure after the Merger, composition of the board of directors, and the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer. In addition, pursuant to a Voting and Standstill Agreement, the Provant equity holders have agreed for a period ending at the annual meeting of Hooper’s shareholders in June 2019, the Provant equity holders and its affiliates will not make any secondary market purchases of Hooper common stock that would raise its total number of Hooper shares above 50% of the total number of outstanding Hooper shares. As a result of the Voting and Standstill Agreement, the Provant equity holders will be contractually unable to exercise control over Hooper’s board of directors for two full annual election cycles following closing of the Merger.
The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and based on estimated fair value assessments and assumptions used by management. The purchase price allocation is pending and may change upon completion of our independent valuation report, which may result in adjustment to the preliminary purchase price allocation. While management believes that the preliminary estimates and assumptions underlying the valuations are reasonable, changes in the estimates and assumptions could result in a change to the allocation to assets acquired and liabilities assumed, and the resulting amount of goodwill.
The unaudited pro forma financial information should be read in conjunction with the Hooper historical consolidated financial statements and notes included in the Hooper Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017, as well as with the Provant historical financial statements and notes for the year ended December 31, 2016, which are included in this Form 8-K.

	Historical
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET	Hooper	Provant	Pro Forma Adjustments
Amounts in (000's), except share data	December 31, 2016	December 31, 2016	(a)	(b)		(c)	(d)		(e)		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,866	$1,537	$3,500	$—		$—	$2,327	(h)	$—		$9,230
Accounts receivable	4,155	8,555	—	—		—	—		—		12,710
Inventories	1,112	729	—	—		—	—		—		1,841
Other current assets	345	775	—	—		—	—		—		1,120
Total current assets	7,478	11,596	3,500	—		—	2,327		—		24,901

Property, plant and equipment, net	1,760	1,164	—	—		—	—		—		2,924
Intangible assets	4,031	10,765	—	—		—	—		(1,865)	(m)	12,931
Goodwill	633	5,416	—	—		—	—		(2,154)	(n)	3,895
Other assets	352	89	—	—		—	—		—		441
Total assets	$14,254	$29,030	$3,500	$—		$—	$2,327		$(4,019)		$45,092

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,612	$4,288	$—	$—		$—	$—		$—		$10,900
Accrued expenses	1,747	4,958	—	(221)	(f)	1,150	(274)	(i)	—		7,360
Short-term debt	2,218	357	—	—		—	3,815	(j)	—		6,390
Outstanding revolver - Hooper	3,603	—	—	5,256	(g)	—	—		—		8,859
Outstanding revolver - Provant	—	5,256	—	(5,256)	(g)	—	—		—		—
Other current liabilities	2,621	657	—	—		—	—		(57)		3,221
Total current liabilities	16,801	15,516	—	(221)		1,150	3,541		(57)		36,730

Subordinated debt	—	4,400	—	(2,300)	(f)	—	—		—		2,100
Long-term debt	—	110	—	—		—	—		—		110
Other long-term liabilities	317	771	—	—		—	—		—		1,088

Stockholders' Equity:
Members' equity - Provant	—	8,233	—	2,521	(f)	—	—		(12,854)	(o)	—
Common stock	404	—	189	—		22	—		418	(p)	1,033
Additional paid-in capital	166,084	—	3,316	—		342	467	(k)	6,374	(p)	176,583
Accumulated (deficit)	(169,352)	—	(5)	—		(1,514)	(1,681)	(l)	—		(172,552)
	(2,864)	8,233	3,500	2,521		(1,150)	(1,214)		(6,062)		5,064

Total stockholders' equity (deficit)	(2,864)	8,233	3,500	2,521		(1,150)	(1,214)		(6,062)		5,064	(q)
Total liabilities and stockholders' equity (deficit)	$14,254	$29,030	$3,500	$—		$—	$2,327		$(6,119)		$45,092

Authorized shares	240,000,000										240,000,000
Issued shares	10,103,525		4,726,324			560,000			10,448,849		25,838,697
Outstanding shares	10,103,525		4,726,324			560,000			10,448,849		25,838,697

(a) Represents issuance of 4,726,324 shares of Hooper common stock in conjunction with the Required Capital Raise per the Term Loan Agreement with SWK.
(b) Represents the repayment or conversion of the existing Provant debt obligations in connection with the Merger.
(c) Represents transaction fees incurred in connection with the Merger including $1,150 for estimated legal, accounting and other fees. In addition, fees of $364 will be paid through the issuance of 560,000 shares of Hooper common stock.

(d) Represents the extinguishment of the existing Term Loan with SWK and replacement with a new Term Loan with SWK with proceeds intended for working capital purposes.
(e) Represents preliminary allocation of purchase price, issuance of shares of Hooper common stock for the Merger consideration and elimination of Provant equity. The finalization of the purchase price allocation may result in changes to the valuation of acquired assets and liabilities, particularly in regards to goodwill and finite-lived intangible assets, which may be material.

(f) Represents the conversion of a portion of the Provant Subordinated Convertible Debt to Provant equity prior to the Merger, including accrued interest of $221. Based on a net debt calculation in the Merger Agreement, Hooper will assume a balance of $2,100 subordinated debt in connection with the Merger.

(g) Represents repayment of the Provant line of credit with additional availability under the Hooper credit facility with SCM.
(h) Represents additional proceeds under the new SWK Term Loan, which is net of a principal payment of $539 and payment of fees of $498.
(i) Represents removal of the previously accrued SWK termination fee which was paid as a reduction of the proceeds from the new SWK Term Loan.
(j) Represents new SWK Term Loan of $6,500 with new discount of $467, for net of $6,033, offset by old SWK Term Loan balance of $3,676 with discount of $1,122 and deferred financing fees of $336. The new SWK Term Loan was treated as an extinguishment of debt.

(k) Represents repricing of the existing SWK warrant #1 and issuance of a new SWK warrant with fair value of $439.
(l) Represents loss on extinguishment of the old SWK Term Loan and includes $1,122 old discount, write off of previously recorded deferred financing fees of $336 and fees incurred with SWK for new Term Loan of $223.

(m) Represents estimated fair value adjustments to intangible assets for acquired customer relationships of $4,400 and technology of $4,500 based on the preliminary purchase price allocation.
(n) Represents the fair value adjustments to goodwill as a result of the Merger based on the preliminary purchase price allocation.
(o) Represents elimination of Provant members' equity of $8,233 and $4,621 for the conversion of the Provant Subordinated Convertible Debt to Provant equity prior to and in connection with the Merger.
(p) Represents issuance of 10,448,849 shares of Hooper common stock (par value of $0.04) at a price of $0.65, which represents the final Merger consideration. The actual Merger consideration is based on the closing stock price at the time of Merger close. The unaudited pro forma consolidated balance sheet reflects the actual shares issued and stock price at date of close on May 11, 2017.

(q) The pro forma unaudited stockholders' equity is as of December 31, 2016. Hooper expects to incur additional losses from continuing operations during 2017 that will reduce shareholder's equity further.

	Historical
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS	Hooper	Provant	Pro Forma Adjustments
Amounts in (000's), except share and per share data	For the year ended December 31, 2016		(a)	(b)	(c)	(d)	(e)	(f)		Pro Forma Consolidated
Revenues	$34,271	$36,719	$—	$—	$—	$—	$—	$—		$70,990
Cost of operations	26,416	31,599	(3,652)	(1,088)	1,500	—	—	—		54,775
Gross profit	7,855	5,120	3,652	1,088	(1,500)	—	—	—		16,214

Operating expenses:
Selling, general and administrative	14,532	15,319	(1,416)	1,088	629	—	—	—		30,152
Restructuring charges	559	—	—	—	—	—	—	—		559
Total operating expenses	15,091	15,319	(1,416)	1,088	629	—	—	—		30,711

Operating loss from continuing operations	(7,236)	(10,199)	5,068	—	(2,129)	—	—	—		(14,496)

Interest expense, net	3,570	741	—	—	—	(710)	602	(1,429)		2,774
Other income	(887)	—	—	—	—	—	—	—		(887)
Loss from continuing operations before income taxes	(9,919)	(10,940)	5,068	—	(2,129)	710	(602)	1,429		(16,383)
Income tax expense (benefit)	25	(437)	—	—	—	—	—	—	(h)	(412)
Loss from continuing operations	$(9,944)	$(10,503)	$5,068	$—	$(2,129)	$710	$(602)	$1,429		$(15,971)

Basic loss from continuing operations per share	$(1.11)									$(0.65)
Diluted loss from continuing operations per share	$(1.11)									$(0.65)
Weighted average number of shares:
Basic	8,981,563							15,735,173	(g)	24,716,736
Diluted	8,981,563							15,735,173		24,716,736

(a) Represents the elimination of Provant amortization of intangible assets and includes amortization of technology of $3,651 and amortization of intangible assets of $1,416. These assets were valued at fair value in connection with the Merger. Refer to tickmark (c) for amortization based on their respective fair values.

(b) Represents reclassification of certain labor costs for consistent presentation with Hooper.
(c) Represents the amortization of technology of $1,500 and intangible assets of $629 that were adjusted to their estimated fair value in the preliminary purchase price allocation. The estimated fair value of technology was $4,500 with an estimated useful life of 3 years. The estimated fair value of customer relationships was $4,400 with an estimated useful life of 7 years.

(d) Represents the elimination of Provant interest expense for its line of credit (refer to tickmark (g) on the Unaudited Pro Forma Consolidated Balance Sheet) and Subordinated Convertible Debt (refer to tickmark (f) on the Unaudited Pro Forma Consolidated Balance Sheet).

(e) Represents additional interest expense of $482 as a result of the increased balance on Hooper credit facility with SCM. Refer to tickmark (g) on the Unaudited Pro Forma Consolidated Balance Sheet. Also includes an early termination fee of $70 for the repayment of the Provant line of credit and $50 write off of related deferred fees.

(f) Represents the incremental change in interest expense on the new SWK Term Loan of $186 offset by a reduction in the amortization of debt discount, deferred fees and termination fees of ($1,615).
(g) Represents the issuance of 4,726,324 shares of Hooper common stock in conjunction with the Required Capital Raise, 10,448,849 shares of Hooper common stock issued as consideration for the Merger and 560,000 shares of Hooper common stock issued as payment for Merger transaction fees.

(h) The Merger is being treated a a reorganization for tax purposes. Both Hooper and Provant have historical net operating losses and have recorded valuation allowances against their deferred tax assets. Therefore, no tax effects have been recorded as a result of the Merger.

NOTE TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of December 31, 2016, gives effect to the preliminary purchase price allocation of approximately $6.792 million, based upon issuance of Hooper common stock utilizing the closing stock price of $0.65 on the date of close of May 11, 2017.  The unaudited pro forma financial information assumes that the entire $3.5 million SWK equity requirement will have been raised by the time of the Merger closing. Pursuant to the terms of the SWK equity requirement, Hooper is not required to complete the equity raise for up to 90 days after closing of the Merger.  Please refer to the table below for the preliminary allocation of the purchase price.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 gives effect to amortization of the fair value assigned to the acquired intangible assets, including customer relationships and technology.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 also gives effect to the impact to interest expense for the related credit facility and Term Loan financing consummated in connection with the Merger.

Preliminary Purchase Price Allocation:

(Amounts in 000's)	Fair value
Equity issued for Merger	$6,792
Allocated to:
Net working capital assets	(3,834)
Property plant and equipment	1,164
Customer relationships	4,400
Technology intangible asset	4,500
Deferred revenue	(600)
Subordinated debt	(2,100)
Goodwill	3,262
Merger consideration	$6,792
The preliminary estimated useful lives of the customer relationships intangible asset is seven years and the technology intangible asset is three years, both of which will be preliminarily amortized on a straight line basis.